Exhibit 3.3

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

GLOBAL INDEMNITY LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED 4 NOVEMBER 2016)

REF: RL/EP/PW/136733

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THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

GLOBAL INDEMNITY LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED 4 NOVEMBER 2016)

1.	The name of the company is Global Indemnity Limited (the “Company”).

2.	The registered office of the Company is situated at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Companies Law”).

4.	The Company shall have and be capable of exercising all the functions of a natural Person of full capacity irrespective of any question of corporate benefit as provided by section 27(2) of the Companies Law.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The capital of the Company is US$100,000 divided into 600,000,000 A Ordinary Shares of US$ 0.0001 each, 300,000,000 B Ordinary Shares of US$ 0.0001 each and 100,000,000 Preferred Shares of US$0.0001 each, provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

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ALTERNATE DIRECTOR	24

POWERS AND DUTIES OF DIRECTORS	24

BORROWING POWERS OF DIRECTORS	25

THE SEAL	25

DISQUALIFICATION OF DIRECTORS	26

PROCEEDINGS OF DIRECTORS	26

DIVIDENDS AND RESERVES	29

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION	30

CAPITALISATION OF RESERVES	30

SHARE PREMIUM ACCOUNT	31

NOTICES	31

INDEMNITY	33

INDEMNITY FROM TAX LIABILITY RESULTING FROM ACTS OF SHAREHOLDERS	34

NON-RECOGNITION OF TRUSTS	35

CERTAIN SUBSIDIARIES	35

WINDING UP	36

UNTRACED HOLDERS	36

AMENDMENT OF ARTICLES OF ASSOCIATION	37

REGISTRATION BY WAY OF CONTINUATION	37

MERGERS AND CONSOLIDATION	37

DISCLOSURE	37

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THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

GLOBAL INDEMNITY LIMITED

(ADOPTED BY SPECIAL RESOLUTION DATED 4 NOVEMBER 2016)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law shall not apply to Global Indemnity Limited (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Address” includes any number or address used for the purposes of communication by way of electronic mail or other electronic communication.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act.

“Appraised Value” with respect to any Ordinary Share means, as of any specified date, the value of such Ordinary Share as of such date as determined by an independent appraiser retained by the Company and reasonably acceptable to the Shareholder the Ordinary Shares of which the Company has elected to purchase, redeem or assign the right to purchase pursuant to Articles 34 to 38.

“Attribution Percentage” means, with respect to a Shareholder and a Tentative 9.5% U.S. Shareholder, the percentage of the Shareholder’s Shares that are treated as Controlled Shares of such Tentative 9.5% U.S. Shareholder.

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Board” means the board of Directors of the Company acting in that capacity as a board.

“Branch Register” means any branch Register of such category or categories of Shareholder as the Company may from time to time determine.

“Business Day” means any day except a Saturday, Sunday or other day on which banks in either of the Cayman Islands or New York City, United States are closed for business.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Clear Days” in relation to the period of notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any United States federal statute then in effect that has replaced such statute, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of such replacement statute.

“Companies Law” means the Companies Law (as amended) of the Cayman Islands.

“Confidential Information” shall have the meaning given to such term in Article 24.

“Conversion Ratio” shall have the meaning given to such term in Article 12.

“Controlled Shares” means, in reference to any Person, all Shares that such Person owns or is deemed to own directly, indirectly (within the meaning of Section 958(a)(2) of the Code) or constructively (within the meaning of Section 958(b) of the Code and Treasury Regulations promulgated thereunder and under Section 957 of the Code).

“Directors” or the “Board” means the directors for the time being of the Company or the directors present at a meeting of the board of directors and includes any Person occupying the position of director by whatever name called.

“Dividend Periods” shall have the meaning given to such term in Article 14(b).

“electronic” and “electronic signature” have the meanings given to those words in the Electronic Transmissions Law (as amended).

“Exchange” shall mean any securities exchange or other system on which any Shares of the Company may be listed or otherwise authorised for trading from time to time, including, as may be applicable, The New York Stock Exchange and The NASDAQ Global Select Market (“NASDAQ”).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Fair Value” with respect to any Share means, as of any specified date, (a) if such Shares are not traded on any Exchange, the fair market value per Share as determined by the Board without a minority discount but with an appropriate liquidity discount, such value and liquidity discount, if any, as determined by the Board, or (b) if such Shares are traded on any Exchange, the fair market value per Share as determined by the Board based on the last sales price per Share as at the NASDAQ market close or if there is none, the average of the bid and asked price per Share, in each case for the eight (8) Business Days prior to such date. If a Shareholder disagrees with the price so determined by the Board pursuant to (a), the Fair Value shall be the Appraised Value. The Fair Value per A Ordinary Share as of any specified date shall be identical to the Fair Value per B Ordinary Share on such date.

“Fox Paine” means Fox Paine & Company, LLC and any of its Affiliates.

“FPC Director” has the meaning set forth in Article 113.

“FPC Shareholder” has the meaning set forth in Article 113.

“Group” means the Company and its subsidiaries for the time being.

“holder” in relation to any Share, the member whose name is entered in the Register as the holder of the Share or, where the context permits, the members whose names are entered in the Register as the joint holders of Shares.

“Indirect” when referring to a holder of Shares, means ownership of Shares within the meaning of Section 958(a)(2) of the Code.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Law.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company provided that regard shall be had in computing such majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Share” means a Share designated as such and having the rights, and being subject to the restrictions, set out in these Articles.

“paid up” means paid up as to the nominal value and any premium payable in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Preferred Share” means a Share designated as such and having the rights, and being subject to the restrictions, set out in these Articles.

“Purchase Notice” means a written notice of the Board’s determination to either (i) redeem a Shareholder’s Shares, or (ii) require a Shareholder to sell Shares, which notice shall specify the date on which any such Shares are to be redeemed or purchased and the price at which such Shares are to be redeemed or purchased in accordance with Article 35.

“Register” means the register of Shareholders of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.

“Required Sale” shall have the meaning set forth in Article 36.

“Required Seller” shall have the meaning given such term in Article 35.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company from time to time and for the time being.

“Service” shall have the meaning given to such term in Article 24.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Law.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Law, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and provided that regard shall be had in computing such majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Tentative 9.5% U.S. Shareholder” means a U.S. Person other than Fox Paine or a 13D Group in which Fox Paine is a participant, that, but for adjustments to the voting rights of Shares pursuant to Articles 17 to 20, would be a 9.5% U.S. Shareholder.

“U.S. Person” means a “United States Person” as defined in Section 957(c) of the Code.

“13D Group” means, with respect to voting securities of the Company, any group of Persons formed for the purpose of acquiring, holding, voting or disposing of such securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder to file a statement on Schedule 13D with the United States Securities and Exchange Commission as a “Person” within the meaning of
Section 13(d)(3) of the Exchange Act if such group beneficially owned voting securities representing more than 5% of the total combined voting power of all such securities then outstanding.

“9.5% U.S. Shareholder” means a U.S. Person other than Fox Paine or a 13D Group in which Fox Paine is a participant, the Controlled Shares of which constitute nine and one-half per cent. (9.5%) or more of the voting power of all issued and outstanding Shares of the Company and that would be generally required to recognise income with respect to the Company under Section 951(a)(1) of the Code, if the Company were a controlled foreign corporation as defined in Section 957 of the Code and if the ownership threshold under Section 951(b) of the Code were 9.5%.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America and to €, euro, EUR or cent shall mean the official currency of the Eurozone;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law.

SHARE CAPITAL AND RIGHTS OF THE SHARES

8.	The rights and restrictions attaching to the Ordinary Shares shall be as follows:

(a)	subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting and the authority of the Board and chairman of the meeting to maintain order and security, the right to attend any general meeting of the Company and, subject to the voting limitations set out in Articles 17 to 20, to exercise one (1) vote per A Ordinary Share and ten (10) votes per B Ordinary Share held at any general meeting of the Company:

(b)	the right to participate pro rata in all dividends declared by the Company in accordance with the relevant provisions of these Articles; and

(c)	the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

9.	All shares shall be issued fully paid as to their nominal value, together with any premium determined by the Board at the time of issue and shall be non-assessable.

10.	The rights attaching to the Ordinary Shares may be subject to the terms of issue of any series or Class of Preferred Shares issued and allotted by the Directors from time to time in accordance with Article 14.

11.	All Ordinary Shares shall rank pari passu with each other in all respects. Notwithstanding anything in the Memorandum of Association or these Articles to the contrary:

(a)	the holders of Ordinary Shares shall be entitled to receive, from time to time, when and as declared, such cash dividends as the Board, in its discretion, or the Company may from time to time determine, out of such funds as are legally available therefor, in proportion to the number of Shares held by them, respectively, without regard to Class.

(b)	the holders of Ordinary Shares shall be entitled to receive, from time to time, when and as declared, such dividends of Shares or other securities of the Company or other property as the Board, in its discretion, or the Company may determine, out of such funds as are legally available therefor. Such dividends on, or bonus issues or Share splits of, any Class of Ordinary Shares shall not be paid or issued unless paid or issued on all Classes of Ordinary Shares, in which case such dividends shall be paid or issued only in Shares of that Class. Any decrease in the number of Shares of any Class of Ordinary Shares resulting from a combination or consolidation of Shares or other capital reclassification shall not be permitted unless parallel action is taken with respect to each other Class of Ordinary Shares, so that the number of Shares of each Class of Ordinary Shares outstanding shall be decreased proportionately.

12.	Each B Ordinary Share shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and non-assessable A Ordinary Shares at the then-applicable Conversion Ratio. The ratio at which A Ordinary Shares shall be issuable upon conversion of the B Ordinary Shares (the “Conversion Ratio”) shall initially be 1:1. The Conversion Ratio shall be subject to adjustment as provided in Article 13 below. In the event that a holder of any B Ordinary Share shall effect an optional conversion pursuant to this Article 12:

(a)	the Company’s Register shall be updated to reflect such conversion;

(b)	such conversion shall be deemed to have been made immediately prior to the close of business on the date upon which such election is expressed to be effective, and the Person or Persons entitled to receive the A Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Shares on such date;

(c)	on the date fixed for conversion, the Register shall be updated to show that the converted B Ordinary Shares have been redeemed or repurchased and all rights with respect to the B Ordinary Shares so converted have terminated, with the exception of the rights of the holders thereof to receive A Ordinary Shares. Any certificates issued in respect of any B Ordinary Shares so converted shall be cancelled and of no further effect.

The Directors may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant B Ordinary Shares and applying the proceeds thereof towards payment for the new A Ordinary Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of amounts standing to the credit of the Company’s share premium account or out of its capital.

13.	The Conversion Ratio shall be subject to adjustment for any:

(a)	subdivision or concentration of the number of A Ordinary Shares (whether by share dividend, consolidation and subdivision of shares or otherwise) into a greater or lesser number of A Ordinary Shares; or

(b)	any other capital reorganization, re-designation, conversion, reclassification or otherwise affecting the number or composition of the A Ordinary Shares,

in each case where the B Ordinary Shares have not been proportionately affected thereby.

14.	The Board is empowered to cause Preferred Shares to be issued from time to time as Shares of one or more series of Preferred Shares, and in the resolution or resolutions providing for the issue of Shares of each particular series, before issuance, the Board is expressly authorised to fix:

(a)	the distinctive designation of such series and the number of Shares which shall constitute such series, which number may be increased (except as otherwise provided by the Board in creating such series) or decreased (but not below the number of Shares thereof then in issue) from time to time by resolution of the Board;

(b)	the dividend rate on Shares of such series and preferences with respect thereto, if any, the dividend payment dates, the periods in respect of which dividends are payable (“Dividend Periods”), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate and whether such dividends may be payable in cash or in kind;

(c)	the terms, if any, on which Shares of such series may be redeemed, including without limitation, the redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption in connection with a sinking fund (which term as used herein shall include any fund or requirement for the periodic purchase or redemption of Shares), and the same or a different redemption price or scale of redemption prices applicable to any other redemption;

(d)	the terms and amount of any sinking fund provided for the purchase or redemption of Shares of such series;

(e)	the amount or amounts which shall be paid to the holders of Shares of such series in case of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary;

(f)	the terms, if any, upon which the holders of Shares of such series may convert Shares thereof into Shares of any other Class or Classes or of any one or more series of the same Class or of another Class or Classes;

(g)	the voting rights, full or limited, if any, of the Shares of such series and whether or not and under what conditions the Shares of such series (alone or together with the Shares of one or more other series having similar provisions) shall be entitled to vote separately as a single Class;

(h)	whether or not the holders of Shares of such series, as such, shall have any pre-emptive or preferential rights to subscribe for or purchase Shares of any Class or series of Shares of the Company, now or hereafter authorised, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe for, Shares of any Class or series of the Company, now or hereafter authorised;

(i)	whether or not the issuance of additional Shares of such series, or of any Shares of any other series, shall be subject to restrictions as to issuance, or as to the preferences, rights and qualifications of any such other series; and

(j)	such other rights, preferences and limitations as may be permitted to be fixed by the Board of the Company under the laws of the Cayman Islands as in effect at the time of the creation of such series.

Notwithstanding the fixing of the number of Preferred Shares constituting a particular series, the Board at any time thereafter may otherwise authorise the issuance of additional Preferred Shares of the same series and with the same rights, subject always to the Companies Law and the Memorandum of Association. The Board is authorised to change the designations, rights, preferences and limitations of any series of Preferred Shares theretofore established, no Shares of which have been issued. The rights conferred upon the holder of any pre-existing Shares in the share capital of the Company shall be deemed not to be varied by the creation, issue and allotment of Shares with preferred or other rights in accordance with these Articles.

15.	No dividend shall be declared and set apart for payment on any series of Preferred Shares in respect of any Dividend Period unless all dividends have been paid, or declared and set apart for payment, in full on all Preferred Shares of each other series entitled to cumulative dividends at the time outstanding that rank senior or equally as to dividends with the series in question (“Senior Preferred Shares”) and there shall likewise be or have been paid, or declared and set apart for payment, on all Senior Preferred Shares, dividends rateably in accordance with the sums that would be payable on such Preferred Shares.

16.	If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preferred Shares that (a) are entitled to a preference over the holders of the Ordinary Shares upon such winding up, and (b) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such Preferred Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of Preferred Shares rateably in accordance with the sums that would otherwise have been payable on such distribution if all sums payable were discharged in full.

ADJUSTMENT OF VOTING POWER

17.	The voting power of all Shares is hereby adjusted (and shall be automatically adjusted in the future) to the extent necessary so that there is no 9.5% U.S. Shareholder. The Board shall implement the foregoing in the manner provided herein; provided, however, that the foregoing provision and the remainder of this Article 17 shall not apply in the event that one Person or 13D Group beneficially owns (as used in Rule 13d-3 promulgated under the Exchange Act) greater than 75% of the voting power or value of the issued Shares of the Company; provided further, that such adjustment shall not apply to Fox Paine or any 13D Group in which Fox Paine participates.

(a)	the Board shall from time to time, including prior to any time at which a vote of Shareholders is taken, take all reasonable steps necessary to ascertain, including those specified in Articles 21 to 27, through communications with Shareholders or otherwise, whether there exists, or will exist at the time any vote of Shareholders is taken, a Tentative 9.5% U.S. Shareholder;

(b)

in the event that a Tentative 9.5% U.S. Shareholder exists, the aggregate votes conferred by Shares held by a Shareholder and treated as Controlled Shares of that Tentative 9.5% U.S. Shareholder shall be reduced to the extent necessary such that the Controlled Shares of the Tentative 9.5% U.S. Shareholder will constitute less than 9.5% of the voting power of all issued Shares. In applying the previous sentence where Shares held by more than one Shareholder are treated as Controlled Shares of such Tentative 9.5% U.S. Shareholder, the reduction in votes shall apply to such Shareholders in descending order according to their respective Attribution Percentages; provided that, in the event of a tie, the reduction shall apply pro rata to the Shareholders. The votes of Shareholders owning no Shares treated as Controlled Shares of any Tentative 9.5% U.S. Shareholder shall, in the aggregate, be increased by the same number of votes subject to reduction as described above. Such increase shall apply to all such Shareholders in proportion to their voting power at that time; provided that such increase shall be limited to the extent necessary to avoid causing any U.S. Person to be a 9.5% U.S. Shareholder. The adjustments of voting power described in Articles 17 to 20 shall apply repeatedly until there is no 9.5% U.S. Shareholder. The Board may deviate from any of the principles described in Articles 17 to 20 and determine that Shares held by a Shareholder shall carry different voting rights as it determines appropriate (A) to avoid the existence of any 9.5% U.S. Shareholder or (B) to avoid adverse tax, legal or regulatory consequences to the Company, any subsidiary of the Company, or any other Shareholder or its Affiliates. For the avoidance of doubt, in applying the provisions of Articles 17 to 20, a Share may carry a fraction of a vote.

18.	In addition to the provisions of Article 17, Shares shall not carry any right to vote to the extent that the Board determines, in its sole and absolute discretion, that it is necessary that such Shares should not carry the right to vote in order to avoid adverse tax, legal or regulatory consequences to the Company, any subsidiary of the Company, or any other direct or indirect holder of Shares or its Affiliates; provided that no adjustment pursuant to this sentence shall cause any Person to become a 9.5% U.S. Shareholder.

19.	Prior to any date on which Shareholders shall vote on any matter, the Board shall:

(a)	retain the services of an internationally recognised accounting firm or organization with comparable professional capabilities in order to assist the Company in applying the principles of Articles 17 to 20;

(b)	obtain from such firm or organisation a statement describing the information obtained and procedures followed and setting forth the determinations made with respect to Articles 17 to 20; and,

(c)	notify each Shareholder of the voting power conferred by its Shares determined in accordance with Articles 17 to 20.

20.	Any determination by the Board as to any adjustments to voting power of any Share made pursuant to Articles 17 to 20 shall be final and binding.

PROVISION OF CERTAIN INFORMATION

21.	The Board shall have the authority to request from any direct or indirect holder of Shares, and such holder shall provide, such information as the Board may reasonably request for the purpose of determining whether any holder’s voting rights are to be adjusted. If such holder fails to respond to such a request, or submits incomplete or inaccurate information in response to such a request, the Board may in its sole and absolute discretion determine that such holder’s Shares shall carry no voting rights, in which case such Shares shall not carry any voting rights until otherwise determined by the Board in its sole and absolute discretion.

22.	Any direct or indirect holder of Shares shall give notice to the Company within ten (10) days following the date that such holder acquires actual knowledge that it is the owner of Controlled Shares of 9.5% or more of the voting power of all issued and outstanding Shares.

23.	Notwithstanding the foregoing, no Shareholder shall be liable to any other Shareholder or the Company for any losses or damages resulting from such holder’s failure to respond to, or submission of incomplete or inaccurate information in response to, a request under Article 21 or from such Shareholder’s failure to give notice under Article 22.

24.	Any information provided by any Shareholder to the Company pursuant to Articles 21 to 27 or for purposes of making the analysis required by Articles 17 to 20, 34 to 38, or 42, shall be deemed “confidential information” (the “Confidential Information”) and shall be used by the Company solely for the purposes contemplated by such Articles (except as may be required otherwise by applicable law or regulation). The Company shall hold such Confidential Information in strict confidence and shall not disclose any Confidential Information that it receives, except:

(a)	to the U.S. Internal Revenue Service (the “Service”) if and to the extent the Confidential Information is required by the Service;

(b)	to any outside legal advisers or accounting firm engaged by the Company to make determinations regarding the relevant Articles;

(c)	to officers, employees or outside advisers of the Company, for the purposes set forth in Article 25; or

(d)	as otherwise required by applicable law or regulation.

25.	The Company shall take all measures practicable to ensure the continued confidentiality of the Confidential Information and shall grant the Persons referred to in Articles 24(b) or 24(c)access to the Confidential Information only to the extent necessary to allow them to assist the Company in any analysis required by Articles 17 to 20, 34 to 38, or 42 or to determine whether the Company would realise any income that would be included in the income of any Shareholder (or any interest holder, whether direct or indirect, of any Shareholder) by operation of Section 953(c) of the Code. Prior to granting access to the Confidential Information to such Persons or to any officer or employee as set forth below, the Company shall inform them of its confidential nature and of the provisions of Articles 21 to 27 and shall require them to abide by all the provisions of these Articles 21 to 27. The Company shall not disclose the Confidential Information to any Director (other than a Director that is also a senior executive except as required by law or regulation, upon request to the Company).

26.	For the avoidance of doubt, the Company shall be permitted to disclose to the Shareholders and others the relative voting percentages of the Shareholders after application of Articles 17 to 20. At the written request of a Shareholder, the Confidential Information of such Shareholder shall be destroyed or returned to such Shareholder after the later to occur of:

(a)	such Shareholder no longer being a Shareholder; or

(b)	the expiration of the applicable statute of limitations with respect to any Confidential Information obtained for purposes of engaging in any tax-related analysis.

27.	The Company shall:

(a)	notify a Shareholder immediately of the existence, terms and circumstances surrounding any request made to the Company to disclose any Confidential Information provided by or with respect to such Shareholder and, prior to such disclosure, shall permit such Shareholder a reasonable period of time to seek a protective order or other appropriate remedy or waive compliance with the provisions of Articles 21 to 27; and

(b)	if, in the absence of a protective order or waiver, such disclosure is required in the opinion of legal advisers to the Company, the Company shall make such disclosure without liability hereunder,

provided that the Company shall furnish only that portion of the Confidential Information that is legally required, shall give such Shareholder notice of the information to be disclosed as far in advance of its disclosure as practicable and, upon the request of such Shareholder and at its expense, shall use reasonable efforts to ensure that confidential treatment will be accorded to all such disclosed information.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

28.	Subject to the Companies Law, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

29.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

30.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

31.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

MODIFICATION OF RIGHTS

32.

Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than seventy five per cent. (75%) of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of seventy five per cent. (75%) of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be at least one person present in person or by proxy holding or representing at least one-third of the voting power of the issued Shares of that Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

33.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

REQUIRED SALE OF SHARES

34.	If the Board reasonably determines that any Shareholder’s ownership of Shares (after giving effect to any voting limitations set forth in Articles 17 to 20) will result in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any other direct or indirect holder of Shares in the Company or its Affiliates, the Company shall have the option but not the obligation to:

(a)	redeem; or

(b)	repurchase; or

(c)	assign to a third party the right to purchase;

the minimum number of Shares held by such Person that is necessary to eliminate such non-de minimis adverse tax, legal or regulatory consequence at a price equal to the Fair Value of such Shares.

35.	In the event that the Company determines, pursuant to these Articles 34 to 38, to redeem, repurchase or assign to a third party the right to purchase Shares of a Shareholder (a “Required Seller”), the Company shall provide a Purchase Notice to such Shareholder. The Company may revoke the Purchase Notice at any time prior to the closing of such sale or redemption.

36.	The closing of a sale or redemption of Shares pursuant to these Articles 34 to 38 (a “Required Sale”) shall take place at a location and date selected by the Company and set forth in the Purchase Notice which shall be delivered at least five (5) Business Days prior to the closing date specified therein; provided, however, that such closing date shall be no earlier than the later of: (i) five (5) Business Days after a Purchase Notice is given with respect to a purchase or redemption of Shares; and (ii) five (5) Business Days after the date of determination of Appraised Value in the event that a Shareholder objects to the Board’s determination of Fair Value contained in a Purchase Notice. Payment of the Purchase Price shall be by wire transfer at such closing.

37.	The Company shall pay the costs and fees of such appraiser, and the decision of the appraiser making such determination of Appraised Value shall be final and binding on the Company and the Shareholder. Such Appraised Value shall be determined as a pro rata portion of the value of the Company taken as a whole, based on the higher of: (a) the value derived from a hypothetical sale of the Company as a going concern by a willing seller to a willing buyer (neither acting under any compulsion); and (b) the liquidation value of the Company. No discount shall be applied on account of: (i) the purchased Shares representing a minority interest; (ii) any lack of liquidity of the purchased Shares; (iii) the fact that the purchased Shares may constitute “restricted securities” for securities law purposes; (iv) the existence of the Company’s right, as set forth in these Articles and any Shareholders’ agreement, to require Shareholders to sell Shares to the Company or to one or more third parties designated by the Company; or (v) the existence of the possibility of a reduction in voting power pursuant to these Articles.

38.	Notwithstanding the provisions of these Articles 34 to 38, no Shareholder shall be permitted to sell Shares in a Required Sale to the extent that such sale would (after giving effect to any adjustment to voting power imposed in accordance with Articles 17 to 20) cause a non-de minimis adverse tax, legal or regulatory consequences to the Company, any of its subsidiaries, any other Shareholder or its Affiliates.

CERTIFICATES

39.	No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise.

FRACTIONAL SHARES

40.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

TRANSFER OF SHARES

41.	The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may determine and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

42.

The Directors may decline to approve or register any transfer of Shares if it appears to the Directors, in their sole and absolute discretion, after taking into account, among other things, the limitation on voting rights contained in Articles 17 to 20, that any non-de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any other direct or indirect holder of Shares or its Affiliates would result from such transfer (including if such consequence arises as a result of any U.S. Person owning Controlled Shares constituting 9.5% or more of the value of the Company or the voting Shares of the Company (but subject to the provisions of Articles 17 to 20)). The Directors shall have the authority to request from any direct or indirect holder of Shares, and such holder shall provide, such information as the Directors may reasonably request for the purpose of determining whether any transfer should be permitted. If such information is not provided, the Directors may decline to approve or register such transfer.

43.	Subject to any applicable requirements of any Exchange on which the Shares are listed or traded, the Directors:

(a)	may decline to approve or to register any transfer of any Share unless: (i) such Share has been registered under the U.S. Securities Act of 1933, as amended from time to time; or, (ii) a written opinion from counsel acceptable to the Company shall have been obtained to the effect that registration of such transfer under the U.S. Securities Act of 1933, as amended from time to time, is not required; and,

(b)	shall decline to approve or to register any transfer of any Share if the transferee shall not have been approved by applicable governmental authorities if such approval is required.

44.	The Directors may decline to recognise any instrument of transfer unless the instrument of transfer is in respect of one Class of Share only.

45.	If the Directors refuse to register a transfer they shall, within ten (10) business days after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

46.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

47.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

48.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

49.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

50.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

51.	The Company may from time to time by Ordinary Resolution increase the authorised share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

52.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

53.	Subject to the provisions of Article 54, the Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

54.	The Company shall not increase, reduce or alter its share capital, if such action, in the Board’s sole and absolute discretion, would cause a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect shareholder or its Affiliates.

55.	Whenever as a result of an alteration or reorganisation of the Share capital of the Company any Shareholders would become entitled to fractions of a Share, the Directors may, on behalf of those Shareholders, sell the Shares representing the fractions for the best price reasonably obtainable to any person and distribute the net proceeds of sale (after deduction of, without limitation, brokerage commissions and other sale expenses) in due proportion among those Shareholders, and the Directors may authorise any person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

56.	Subject to the Companies Law, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

57.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

58.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

59.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

60.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

61.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

62.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

63.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

64.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any general meeting or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a

Shareholder for any other purpose, the Board may provide that the Register shall be closed for transfers for a stated period, which period shall not exceed in any case thirty (30) days in each year. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any general meeting the Register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

65.	In lieu of or apart from closing the Register:

(a)	the Board may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders; and

(b)	for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Board may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

66.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a general meeting or those Shareholders that are entitled to receive payment of a dividend, the tenth (10th) day following the date on which notice of the meeting is posted or the date on which the resolution of the Board declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a general meeting has been made as provided in these Articles, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS

67.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

68.	The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in any notice convening it. The first such annual general meeting shall be held within 15 months of the date of the adoption of these Articles. Thereafter, no more than fifteen months shall elapse between the date of one annual general meeting of the Company and that of the next. All general meetings of the Company may be held within or outside the Cayman Islands.

69.	The Board may whenever it thinks fit convene an extraordinary general meeting.

70.	General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting and signed by the requisitionists, and the Directors shall convene any such meeting within 21 days of, and for a date not later than 90 days after, the date of such deposit.

71.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

72.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

73.	A Director and the auditor shall be entitled, notwithstanding that he is not a Shareholder, to attend and speak at any general meeting and at any separate meeting of the holders of any Class of Shares in the Company.

74.	The Board may, in its absolute discretion, postpone any general meeting called in accordance with the provisions of these Articles (other than a meeting requisitioned under Article 70) if the Board considers that, for any reason, it is impractical or unreasonable to hold the general meeting, provided that notice of postponement is given to each member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each member in accordance with the provisions of these Articles.

NOTICE OF GENERAL MEETINGS

75.	An annual general meeting, and an extraordinary general meeting called for the passing of a Special Resolution, shall be called by not less than twenty-one Clear Days’ notice and all other extraordinary general meetings shall be called by not less than fourteen Clear Days’ notice, in each case.

76.	Notice shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

77.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

78.	There shall appear with reasonable prominence in every notice of general meetings of the Company a statement that a Shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him and that proxy need not be a Shareholder.

79.	In cases where instruments of proxy are sent out in notices, the accidental omission to send such instrument of proxy to, or non-receipt of such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

80.	All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting. No special business shall be transacted at a general meeting without the consent of all the shareholders entitled to received notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

81.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

82.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

83.	If the Board wishes to make this facility available to Shareholders for a specific or all general meetings of these Company, a Shareholder may participate in any general meeting of the Company, by means of a telephone, video, electronic or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other simultaneously and instantaneously and such participation shall be deemed to constitute presence in person at the meeting.

84.	The chairman, if any, of the Board, and, if the chairman is not present, the vice chairman or such other officer or Person as the Board shall designate, shall preside as chairman at every general meeting of the Company.

85.	If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

86.	The chairman may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all Persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

87.	At any general meeting a resolution put to the vote of the meeting shall be decided by a poll.

88.	A poll it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

89.	In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

90.	If authorised by the Board, any vote taken by written ballot may be satisfied by a ballot submitted by electronic transmission; provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorised by the Shareholder or proxy.

91.	The Board may, and at any general meeting, the chairman of such meeting may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a Person who refuses to comply with such arrangements, requirements or restrictions.

VOTES OF SHAREHOLDERS

92.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, every Shareholder present in person and every Person representing a Shareholder by proxy at any general meeting shall have such number of votes with respect to such Shares that such Shareholder or the Person represented by proxy holds is entitled by the terms of issue of such shares.

93.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

94.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

95.	Votes may be given either personally or by proxy.

96.	Every Shareholder entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his behalf and may appoint more than one proxy to attend, speak and vote at the same meeting. The appointment of a proxy shall be in any form which the Directors may approve and, if required by the Company, shall be signed by or on behalf of the appointer. In relation to written proxies, a body corporate may sign a form of proxy under its common seal or under the hand of a duly authorised officer thereof or in such other manner as the Directors may approve. A proxy need not be a Shareholder of the Company. The appointment of a proxy in electronic or other form shall only be effective in such manner as the Directors may approve.

97.

Without limiting the foregoing, the Directors may from time to time permit appointments of a proxy to be made by means of a telephonic, electronic or internet communication or facility and may in a similar manner permit supplements to, or amendments or revocations of, any such telephonic, electronic or internet communication or facility to be made. The Directors may in addition prescribe the method of determining the time at which any such telephonic, electronic or internet communication or facility is to be treated as received by the Company and in accordance with procedures approved by the Directors that are reasonably designed to verify that such instructions have been authorised by such shareholder. The Directors may treat any such telephonic, electronic or internet communication or facility which purports to be or is expressed to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that holder.

98.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

99.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

100.	The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

101.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

102.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

APPOINTMENT OF DIRECTORS

103.	The name(s) of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

104.	The Board may from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number shall be unlimited.

105.	At every annual general meeting of the Company, all of the Directors shall retire from office unless re-elected by Ordinary Resolution at the annual general meeting. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

106.	Every Director nominated for re-election by the Board shall be eligible to stand for re-election at an annual general meeting.

107.	Subject to any maximum prescribed by Article 104, and to the remaining provisions of these Articles, if at any annual general meeting of the Company the number of Directors is reduced below the minimum prescribed by these Articles due to the failure of any Directors to be re-elected, then in those circumstances, the two Directors or nominees who receive the highest number of votes in favour of election shall be elected and shall remain Directors until such time as additional Directors have been appointed to replace them as Directors.

108.	The Company may, by Ordinary Resolution, remove any Director before the expiration of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

109.	Subject to any maximum prescribed by Article 104, and to the remaining provisions of these Articles, the Company may, by Ordinary Resolution, appoint any Person to be a Director, either to fill a casual vacancy or as an additional Director. A Director so appointed shall hold office only until the next following annual general meeting. If not re-appointed at such annual general meeting, such Director shall vacate office at the conclusion thereof.

110.	The remuneration of the Directors may be determined by the Board.

111.	There shall be no shareholding qualification for Directors.

112.	Subject to any maximum prescribed by Article 104, and to the remaining provisions of these Articles, the Directors may appoint a person who is willing to act to be a Director, either to fill a casual vacancy or as an additional Director. A Director so appointed shall hold office only until the next following annual general meeting. If not re-appointed at such annual general meeting, such Director shall vacate office at the conclusion thereof.

FPC DIRECTORS

113.	For so long as Fox Paine (and any of their successors) beneficially hold in aggregate, Shares representing twenty five percent (25%) or more of the voting power of the then issued Shares, the FPC Shareholders (as defined below) shall be entitled to:

(a)	appoint a number of Directors to the Board (“FPC Directors”) equal in aggregate to the pro rata percentage of the voting Shares beneficially held by Fox Paine (and any of their successors) (for example, where Fox Paine (and any of their successors) beneficially hold in aggregate Shares representing forty percent (40%) of the voting power of the then issued Shares, the FPC Shareholders shall be entitled to appoint forty percent (40%) of the number of Directors), and where applicable, rounded up to nearest whole number of Directors represented by the pro-rata percentage of voting Shares (for example, if holding 40% of the voting power of the then issued Shares and the number of Directors on the Board is seven (7), the FPC Shareholders shall be entitled to appoint three (3) FPC Directors), provided however the Board shall contain a sufficient number of “independent directors’ (within the meaning of Rule 5602(a)(2) of the Nasdaq Rules) such that the Board complies with Rule 5605(b) of the Nasdaq Rules; and

(b)	remove any of the FPC Directors by delivery of a written notice to the Company at its registered office.

Such appointment(s) and/or removal(s) shall take effect as of the date of the notice or as of such later date, or upon occurrence of such event, as may be specified in such notice. The Board shall take, and cause the Company to take, any and all necessary actions to effectuate such appointment(s) and/or removal(s), including for the avoidance of doubt, providing all notices to Shareholders as may be required pursuant to any obligations of the Company under applicable law. The Board shall not conduct any business until any FPC Director removed in accordance with Article 113(b) has been replaced with a new FPC Director pursuant to Article 114. For the purposes of this Article 113, a “FPC Shareholder” shall be defined as any of U.N. Holdings (Cayman), Ltd., U.N. Holdings (Cayman) II, Ltd. and any transferee of any such Persons, provided that such transferee is Fox Paine (or any of their successors) and is not a U.S. Person, together the “FPC Shareholders”.

114.	Where an FPC Director is removed pursuant to Article 113(b), the FPC Shareholders may, within such notice or in subsequent written notice, and provided that Fox Paine (and any of their successors) beneficially hold in aggregate the necessary percentage of voting power in respect of the then issued Shares at that time to be permitted to appoint another FPC Director in accordance with Article 113(a), appoint a new FPC Director to fill such vacancy for the remainder of the removed FPC Director’s term and the Board shall take, and cause the company to take any and all necessary actions to effectuate such appointment, including for the avoidance of doubt, providing all notices to Shareholders as may be required pursuant to any obligations of the Company under applicable law.

ALTERNATE DIRECTOR

POWERS AND DUTIES OF DIRECTORS

115.	Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

116.	The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

117.	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

118.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

119.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such Person being an “Attorney” or “Authorised Signatory”, respectively) of the

Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

120.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

121.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

122.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

123.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

124.	The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

BORROWING POWERS OF DIRECTORS

125.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

126.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

127.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

128.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

129.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution in accordance with the provisions of accordance with these Articles; or

(e)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

130.	The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings and proceedings as they shall think fit. Questions arising at any meeting shall be decided by a majority of votes cast thereat. In case of an equality of votes the chairman shall have a second or casting vote. The chairman may, and a Secretary on the requisition of a majority of the Directors shall, at any time summon a meeting of the Board by reasonable notice in writing to every Director, which notice shall set forth the place, date and hour and the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. No additional notice of a regularly scheduled meeting of the Board shall be required. Notice of any special meeting of the Board shall be given by the Secretary of the Company at least one day prior to such meeting. Such notice requirements shall be waived by any Director actually attending such meeting.

131.	A Director or Directors may participate in any meeting of the Board, or of any committee appointed by the Board of which such Director or Directors are members, by means of telephone, video conferencing or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

132.	The quorum necessary for the transaction of the business of the Board may be fixed by the Board, and unless so fixed, shall be a majority of the Directors.

133.	A Director who is in any way, whether directly or indirectly, interested in a contract, transaction, appointment, arrangement or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract, transaction, appointment, arrangement or proposed contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract, transaction, appointment, arrangement or proposed contract notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract, transaction, appointment, arrangement or proposed contract shall come before the meeting for consideration.

134.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

135.	A Director may hold and be remunerated in respect of any other office or place of profit under the Company or any other Company in which the Company may be interested (other than the office of auditor of the Company or any subsidiary thereof) in conjunction with his office of Director for such period and on such terms as to the remuneration and otherwise as the Directors may determine, and no Director or intending Director shall be disqualified from his office from contracting or being interested, directly or indirectly, in any contract or arrangement with the Company or any other Company with regard to his tenure of any such other office or place of profit or as a vendor, purchaser or otherwise nor shall any Director so contracting or being so interested be liable to account to the Company for any profits and advantages accruing to him from any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established.

136.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Board may determine and no Director or proposed Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Board whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

137.	The Directors shall cause minutes to be made in books (including, for the avoidance of doubt, electronic records) or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

138.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

139.	A resolution signed (whether by electronic signature or otherwise as approved by the Directors) by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be, shall be as valid and effectual as if it had been passed at a meeting of the Board or, as appropriate, a committee duly called and constituted.

140.	The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors shall appoint forthwith an additional Director or additional Directors to make up such number or shall convene a general meeting of the Company for the purpose of making such appointment, but for no other purpose.

141.	The Board may elect a chairman and one or more vice chairmen of their meetings and determine the period for which he is to hold office but if no such chairman or vice chairman are elected, or if at any meeting the chairman or any vice chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

142.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

143.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

144.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS AND RESERVES

145.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

146.	The Company in general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors.

147.	No dividend or interim dividend shall be declared and paid otherwise than in accordance with the provisions of the Companies Law.

148.	The Directors may, before recommending any dividend, set aside out of the profits of the Company or funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may at the like discretion either be employed in the business of the Company or be invested in such investments as the Directors may in their sole and absolute discretion lawfully determine. The Directors may also, without placing the same to reserve, carry forward any profits which they may in their sole and absolute discretion think it prudent not to divide.

149.	Subject to the rights of persons, if any, entitled to Shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the Shares in respect whereof the dividend is paid. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the Shares during any portion or portions of the period in respect of which the dividend is paid; but if any Share is issued on terms providing that it shall rank for dividend as from a particular date, such Share shall rank for dividend accordingly.

150.	The Directors may deduct from any dividend payable to any Shareholder all sums of money (if any) immediately payable by him to the Company in relation to the Shares of the Company.

151.	The Directors when paying dividends to Shareholders in accordance with the provisions of these Articles may make such payment either in cash or in specie.

152.	Any dividend or other monies payable in respect of any Share may be paid by cheque or warrant sent by post (or sent by any electronic or other means), at the risk of the person or persons entitled thereto, to the registered address of the holder or, where there are joint holders, to the registered address of that one of the joint holders who is first named on the Register or to such person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any joint holder or other person jointly entitled to a Share as aforesaid may give receipts for any dividend or other moneys payable in respect of the Share. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than US$, electronic funds transfer, direct debit, bank transfer or by means of a relevant system) which the Directors consider appropriate and any Shareholder who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

153.	No dividend shall bear interest against the Company.

154.	If the Directors so resolve, any dividend which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other moneys payable in respect of a Share into a separate account shall not constitute the Company a trustee in respect thereof.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

155.	The Directors shall cause to be kept proper books of account, whether in the form of documents, electronic form or otherwise, that:

(a)	correctly record and explain the transactions of the Company;

(b)	will at any time enable the financial position of the Company to be determined with reasonable accuracy;

(c)	will enable the Directors to ensure that any balance sheet, profit and loss account or income and expenditure account of the Company complies with the requirements of the Companies Law; and

(d)	will enable the accounts of the Company to be readily and properly audited.

156.	Books of account shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Proper books of account shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

157.	The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its members or persons nominated by any member. The Company may meet, but shall be under no obligation to meet, any request from any of its members to be sent additional copies of its full report and accounts or summary financial statement or other communications with its members.

158.	The books of account shall be kept at the Office or, subject to the provisions of the Acts, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

CAPITALISATION OF RESERVES

159.	Subject to the Companies Law and these Articles, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

160.	The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

161.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

NOTICES

162.	Subject to the provisions of Article 164, any notice to be given, served, sent or delivered pursuant to these Articles shall be in writing (whether in electronic form or otherwise but only if the use of such electronic or other communication conforms with relevant legislation and provided further that the electronic means or electronic form has been approved by the Directors).

163.	Subject to the provisions of Article 164, any notice or document may be served by the Company or by the person entitled to give notice to any Shareholder either personally, by facsimile, email or other electronic means or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Shareholder at his address as appearing in the Register, or by sending with the consent of the holder to the extent required by law, the same by means of electronic mail or other means of electronic communication approved by the Directors, to the address of the holder notified to the Company by the holder for that purpose (or if not so notified, then to the address of the member last known to the Company). In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

164.	The remaining provisions of these Articles notwithstanding, the Company may in giving notice of any general meeting of the Company in accordance with the procedures embodied in Rule 14a-16 of the U.S. Securities Exchange Act of 1934.

165.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

166.	Any notice or other document, if served by (a) post, shall be deemed to have been served five (5) days after the time when the letter containing the same is posted, or, (b) facsimile, email or other electronic means shall be deemed to have been served upon production of a report confirming transmission to the recipient or (c) recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service. In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

167.	Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

168.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every person entitled to a share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

169.	Subject to applicable law, no other person shall be entitled to receive notices of general meetings.

170.	Any requirement in these Articles for the consent of a member in regard to the receipt by such member of electronic mail or other means of electronic communications approved by the

Directors, including the receipt of the Company’s audited accounts and the Directors’ and auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the member informing him/her of its intention to use electronic communications for such purposes and the member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, he/she may revoke such consent at any time by requesting the Company to communicate with him/her in documented form provided however that such revocation shall not take effect until five days after written notice of the revocation is received by the Company.

171.	If at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website. For purposes of this sub-paragraph (i), “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

172.	Every person who becomes entitled to a share shall before his name is entered in the Register in respect of the share, be bound by any notice in respect of that share which has been duly given to a person from whom he derives his title.

173.	The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

INDEMNITY

174.	The Company shall indemnify, except in respect of wilful default or fraud, to the full extent now or hereafter permitted by law, every Director and Officer of the Company, any person who is or was a current or former executive of the Company, any person who is serving or has served for, on behalf of, or at the request of the Company, as a director, officer, employee or agent of a wholly owned subsidiary of the Company or any company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Company (and, in each case, his heirs, executors and administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), against any expense (including attorney’s fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person (or, in each case, his heirs, executors and administrators) in respect thereof. The Company shall advance the expenses of defending any such action, suit or proceeding (including appeals) in accordance with and to the full extent now or hereafter permitted by law. Without limiting the generality or the effect of the foregoing to the full extent now or hereafter permitted by law, the Company may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article 174.

175.	Each Person expressed to benefit from the provisions of Article 174 shall be permitted pursuant to the Contracts (Rights of Third Parties) Law, 2014 (as amended) to enforce the provisions of such Article. Notwithstanding any term of these Articles, the consent of or notice to any such person shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement of any matter relating to such Article.

176.	The provisions of these Articles shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption of these Articles, whether arising from acts or omissions to act occurring before or after such adoption. The provisions of these Articles shall be deemed to be a contract between the Company and each person described in these Articles who serves in such capacity at any time while these Articles and the relevant provisions of the law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts.

177.	If any provision of these Articles shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect any other application of such provision or the validity of the remaining provisions of these Articles. The rights of indemnification and advancement of expenses provided in these Articles shall neither be exclusive of, nor be deemed in limitation of, any rights to which any such person described in these Articles may otherwise be entitled or permitted by contract, approved by the Company in general meeting by way of ordinary resolution action of the Board or otherwise, or as a matter of law, both as to actions in his official capacity and actions in any other capacity while holding such office, it being the policy of the Company that indemnification of the specified individuals, except in respect of wilful default or fraud, shall be made to the fullest extent permitted by law.

178.	The Directors shall have power to purchase and maintain for any Director, the Secretary or other employees of the Company or any director, officer, employee or agent of any of its subsidiaries insurance against any such liability as referred to in these Articles or otherwise.

179.	The Company may additionally indemnify any employee or agent of the Company or any director, officer, employee or agent of any of its subsidiaries to the fullest extent permitted by law.

INDEMNITY FROM TAX LIABILITY RESULTING FROM ACTS OF SHAREHOLDERS

180.	Whenever any law for the time being of any country, state, administrative area or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any shares registered in the Register as held either jointly or solely by any Shareholder or in respect of any dividends, bonuses or other monies due or payable or accruing due or that may become due or payable to such Shareholder by the Company on or in respect of any shares registered as aforesaid or for or on account of in respect of any Shareholder and whether in consequence of:

(a)	the death of such Shareholder,

(b)	the non-payment of any income tax or other tax by such Shareholder,

(c)	the non-payment of any estate, probate, succession, death, stamp, or other duty by the executor or administrator of such Shareholder or by or out of his estate, or

(d)	any other act or thing, in every such case (except to the extent that the rights conferred upon holders of any class of shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):

(i)	the Company shall be fully indemnified by such Shareholder or his executor or administrator from all liability;

(ii)	the Company shall have a lien upon all dividends and other monies payable in respect of the shares registered in the Register as held either jointly or solely by such Shareholder for all monies paid or payable by the Company in respect of such shares or in respect of any dividends or other monies as aforesaid thereon or for or on account or in respect of such Shareholder under or in consequence of any such law together with interest thereon (at a rate not exceeding that permissible under applicable law) from the date of payment to the date of repayment and may deduct or set off against such dividends or other monies payable as aforesaid any monies paid or payable by the Company as aforesaid together with interest as aforesaid;

(iii)	the Company may recover as a debt due from such Shareholder, or his executor or administrator wherever constituted, any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period aforesaid in excess of any dividends or other monies as aforesaid then due or payable by the Company; and

(iv)	the Company may, if any such money is paid or payable by it under any such law as aforesaid, refuse to register a transfer of any shares by any such Shareholder or his executor or administrator until such money and interest as aforesaid is set off or deducted as aforesaid, or in case the same exceeds the amount of any such dividends or other monies as aforesaid then due or payable by the Company, until such excess is paid to the Company.

181.	Subject to the rights conferred upon the holders of any class of shares, nothing herein contained shall prejudice or affect any right or remedy that any law may confer or purport to confer on the Company and as between the Company and every such Shareholder as aforesaid, his personal representative, executor, administrator and estate wheresoever constituted or situate, any right or remedy that such law shall confer or purport to confer on the Company shall be enforceable by the Company.

NON-RECOGNITION OF TRUSTS

182.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

CERTAIN SUBSIDIARIES

183.

Notwithstanding any other provision of these Articles to the contrary, if the Company is required or entitled to vote at a general meeting of any direct subsidiary of the Company that is organised under the laws of a jurisdiction outside the United States of America, the Directors shall refer the subject matter of the vote to the Shareholders of the Company at a general meeting (subject to Articles 17 to 20) and seek authority from the Shareholders for the Company’s corporate representative or proxy to vote in favour of the resolution proposed by the subsidiary, unless the subsidiary is or has elected to be disregarded from its owner for United States federal income tax purposes and does not own, directly or indirectly, any subsidiary organised under the laws of a jurisdiction outside the United States of America that is treated as a corporation for United States federal income tax purposes (each such non-United States subsidiary that is not disregarded, or that is disregarded but owns, directly or indirectly, a non-United States subsidiary that is treated as a corporation for such purposes, a “Non-U.S. Regarded Subsidiary”). The Directors shall cause the Company’s corporate representative or proxy to vote the Company’s Shares in the Non-U.S. Regarded Subsidiary pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company’s corporate representative or proxy to vote the appropriate proportion of its Shares for and the appropriate proportion of its Shares against the resolution proposed by the Non-U S. Regarded Subsidiary, provided, however, that the foregoing shall not apply to any subject matter regarding a U.S. indirect subsidiary of the Company that is required to be voted on by a Non-U.S. Regarded Subsidiary of the Company as the Shareholder of such U.S. subsidiary, and shall apply to a vote of the Company as Shareholder of a disregarded subsidiary that directly or indirectly owns non-United States subsidiaries treated as corporations for United States federal income tax purposes only if the subject matter of such vote pertains to such non-United States subsidiaries treated as corporations.

184.	Notwithstanding Article 183, the Directors in their sole and absolute discretion shall require that the bye-laws or articles of association, or similar organisational documents, of each Non-U.S. Regarded Subsidiary, whether currently in existence or organised following the date hereof, shall contain provisions substantially similar to Articles 183 and 184. The Company shall enter into agreements with each such Non-U.S. Regarded Subsidiary, as reasonably necessary, to effectuate or implement this Article 184.

WINDING UP

185.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

186.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

UNTRACED HOLDERS

187.	The Company shall be entitled to sell at the best price reasonably obtainable any Share of a Shareholder or any share to which a Person is entitled by transmission if and provided that:

(a)	for a period of twelve years (not less than three dividends having been declared and paid) no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the Shareholder or to the Person entitled by transmission to the share at his address on the Register or otherwise the last known address given by the Shareholder or the Person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the Shareholder or the Person entitled by transmission;

(b)	at the expiration of the said period of twelve years the Company has given notice by advertisement in a leading Cayman Islands newspaper and a newspaper circulating in the area in which the address referred to in paragraph (a) of this article is located of its intention to sell such share; and

(c)	the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the Shareholder or Person entitled by transmission.

188.	To give effect to any such sale the Company may appoint any Person to execute as transferor an instrument of transfer of such share and such instrument of transfer shall be as effective as if it had been executed by the registered holder of or Person entitled by transmission to such share. The Company shall account to the Shareholder or other Person entitled to such share for the net proceeds of such sale by carrying all monies in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such Shareholder or other Person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company if any) as the Directors may from time to time think fit.

AMENDMENT OF ARTICLES OF ASSOCIATION

189.	Subject to the Companies Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

REGISTRATION BY WAY OF CONTINUATION

190.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

191.	The Company may merge or consolidate in accordance with the Companies Law.

192.	To the extent required by the Companies Law, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

193.	The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.